EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports

Second Quarter 2010 Results

Revenues and Pro Forma Operating Earnings Rise Over First Quarter 2010

NEW YORK, July 29, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today reported results for the quarter ended June 30, 2010.  An increase in U.S. volumes drove revenues and pro forma operating earnings higher as compared to the first quarter of 2010.

Net income for the second quarter of 2010 was $7.5 million, or $0.17 per diluted share on revenues of $155.3 million.  Excluding the impacts of a $5.4 million (pre- and post-tax) non-cash write-off of goodwill attributable to ITG’s Australian operations and $2.3 million (pre- and post-tax) of restructuring charges, primarily related to the previously announced closing of ITG’s onshore Japanese operations, pro forma operating net income was $15.3 million, or $0.35 per diluted share.  For the second quarter of 2009, net income was $20.3 million, or $0.46 per diluted share, on revenues of $168.0 million.

On a sequential basis, while net income was lower than the $8.4 million earned during the first quarter of 2010, pro forma operating net income of $15.3 million exceeded the $11.9 million of pro forma operating net income earned during the first quarter. Revenues for the second quarter were 6% higher than the $146.7 million generated during the first quarter, boosted by an increase in U.S. trading volumes.

ITG’s non-U.S. revenues were $47.2 million in the second quarter of 2010, a 3% increase over $46.0 million in the second quarter of 2009.  Non-U.S. operations incurred a net loss of $6.8 million inclusive of the Australian goodwill write-off and the restructuring charge to close ITG’s onshore Japanese operations. Excluding the impacts of these items, pro forma operating net income from non-U.S. operations was $1.1 million during the second quarter of 2010, compared to net income of $2.2 million during the second quarter of 2009.

“Despite what continues to be a challenging environment for our asset management clients, ITG derived strong benefit during the second quarter from our improved operating efficiency,” said Bob Gasser, ITG’s Chief Executive Officer and President.

“Growth in our U.S. trading volumes and continued strong performance in Canada led to an improvement over the first quarter in pro forma operating earnings, demonstrating the leverage we’ve gained in our business model over the past several quarters.  We will continue to focus on capital efficiency and operating discipline while going after a bigger piece of the client wallet through investments in new products and service offerings.”

During the second quarter of 2010, ITG repurchased 903,900 shares of its common stock under its authorized share repurchase program, bringing year-to-date repurchases to 1.5 million shares.  In July 2010, ITG’s Board of Directors authorized the repurchase of an additional 4.0 million shares, bringing the total number of shares currently available for repurchase under ITG’s share repurchase program to 4.6 million shares.

“We are very pleased with the Board’s approval of this new authorization as it demonstrates confidence in the value of ITG’s platform and franchise, as well as an ongoing commitment to increase stockholder value,” said Steve Vigliotti, ITG’s Chief Financial Officer.

The discussion above includes pro forma operating net income and related per share amounts which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss second quarter results.  Those wishing to listen to the call should dial 866-783-2139 (1-857-350-1598 outside the U.S.) and enter the passcode 45567619 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s website at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 888-286-8010 (1-617-801-6888 outside the U.S.) and entering the passcode 12665032.  The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. is an independent agency broker and financial technology firm that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity and market-leading execution services, measurement tools, and proprietary data. Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2009 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

The specific timing and amount of share repurchases will vary based on market conditions and other factors. The share repurchase program may be modified, expanded or terminated by the Board of Directors at any time.

ITG Contact:

J.T. Farley

(212) 444-6259

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INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Commissions and fees	$130,500	$144,111	$252,418	$275,044
Recurring	22,761	21,983	44,732	43,145
Other	2,061	1,871	4,862	5,443
Total revenues	155,322	167,965	302,012	323,632

Expenses:
Compensation and employee benefits	54,587	58,897	108,051	119,075
Transaction processing	23,581	24,916	44,240	47,846
Occupancy and equipment	14,969	14,900	30,166	29,738
Telecommunications and data processing services	12,971	13,312	26,606	27,282
Other general and administrative	21,928	21,357	50,085	40,398
Goodwill impairment	5,375	—	5,375	—
Restructuring charges	2,337	—	2,250	—
Interest expense	206	601	430	1,813
Total expenses	135,954	133,983	267,203	266,152
Income before income tax expense	19,368	33,982	34,809	57,480
Income tax expense	11,860	13,671	18,869	24,331
Net income	$7,508	$20,311	$15,940	$33,149

Earnings per share:
Basic	$0.17	$0.47	$0.37	$0.76
Diluted	$0.17	$0.46	$0.36	$0.76

Basic weighted average number of common shares outstanding	43,226	43,470	43,525	43,404
Diluted weighted average number of common shares outstanding	43,704	43,824	44,129	43,714

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Cash and cash equivalents	$325,926	$330,879
Cash restricted or segregated under regulations and other	80,168	95,787
Deposits with clearing organizations	38,856	14,891
Securities owned, at fair value	6,633	6,768
Receivables from brokers, dealers and clearing organizations	975,169	364,436
Receivables from customers	920,910	298,342
Premises and equipment, net	37,186	41,437
Capitalized software, net	63,842	68,913
Goodwill	419,927	425,301
Other intangibles, net	25,842	27,263
Income taxes receivable	5,300	13,897
Deferred taxes	2,308	2,910
Other assets	24,540	12,279
Total assets	$2,926,607	$1,703,103

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$163,479	$209,496
Short-term bank loans	29,918	—
Payables to brokers, dealers and clearing organizations	1,230,874	248,664
Payables to customers	572,395	299,200
Securities sold, not yet purchased, at fair value	3,974	31
Income taxes payable	20,039	14,113
Deferred taxes	19,181	16,999
Long term debt	23,100	46,900
Total liabilities	2,062,960	835,403

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,731,780 and 51,682,153 shares issued at June 30, 2010 and December 31, 2009, respectively	517	517
Additional paid-in capital	234,693	233,374
Retained earnings	825,093	809,153
Common stock held in treasury, at cost; 9,040,912 and 7,891,717 shares at June 30, 2010 and December 31, 2009, respectively	(199,531)	(182,743)
Accumulated other comprehensive income (net of tax)	2,875	7,399
Total stockholders’ equity	863,647	867,700
Total liabilities and stockholders’ equity	$2,926,607	$1,703,103

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of U.S. GAAP Results to Pro Forma Operating Results

In evaluating ITG’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma operating net income and pro forma diluted earnings per share are non-GAAP (generally accepted accounting principles) performance measures, but the Company believes that they are useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. These measures should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

The following is a reconciliation of U.S. GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended June,		Six Months Ended June,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total revenues	$155,322	$167,965	$302,012	$323,632

Total expenses	135,954	133,983	267,203	266,152
Less:
Software write-down (1)	—	—	(6,091)	—
Goodwill impairment (2)	(5,375)	—	(5,375)	—
Restructuring charges (3)	(2,337)	—	(2,250)	—
Pro forma operating expenses	128,242	133,983	253,487	266,152

Income before income tax expense	19,368	33,982	34,809	57,480
Effect of pro forma adjustment	7,712	—	13,716	—
Pro forma pre-tax operating income	27,080	33,982	48,525	57,480

Income tax expense	11,860	13,671	18,869	24,331
Tax effect of pro forma adjustment	(72)	—	2,482	—
Pro forma operating income tax expense	11,788	13,671	21,351	24,331

Net income	7,508	20,311	15,940	33,149
Net effect of pro forma adjustment	7,784	—	11,236	—
Pro forma operating net income	$15,292	$20,311	$27,174	$33,149

Diluted earnings per share	$0.17	$0.46	$0.36	$0.76
Net effect of pro forma adjustment	0.18	—	0.26	—
Pro forma diluted operating earnings per share	$0.35	$0.46	$0.62	$0.76

Notes:

(1)          As part of the fourth quarter 2009 restructuring, ITG made certain changes to its product priorities and wrote-off $2.4 million of capitalized development initiatives that were not yet deployed. As ITG’s product development plan continued to evolve in the first quarter of 2010, it was determined that additional amounts capitalized in 2009 were not likely to be used and a further $6.1 million pre-tax ($3.5 million after- tax) write-off was recorded.

(2)          In the second quarter of 2010, ITG recorded an impairment charge of $5.4 million for the entire amount of goodwill attributable to its Australian operations, which is included within the Asia Pacific operating segment.

(3)          In the second quarter of 2010, ITG committed to a restructuring plan in the Asia Pacific operating segment to close its onshore operations in Japan resulting in lower operating costs and reduced capital requirements.  Restructuring charges include employee severance, contract termination costs and non-cash write-offs of fixed assets and capitalized software, offset by reversals of accruals related to the fourth quarter 2009 restructuring.